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[MOVADO GROUP INC. LOGO]
MOVADO GROUP INC.                                                         Movado
                                                                            Ebel
                                                                         Concord
                                                                       ESQ SWISS
                                                                   Coach Watches
                                                          Tommy Hilfiger Watches
                                                               Hugo Bass Watches


APPROVED BY:      Rick Cote
                  Executive Vice President and
                  Chief Operating Officer
                  201-267-8000

    CONTACT:      Investor Relations:
                  Suzanne Michalek
                  Director of Corporate Communications
                  201-267-8000

                  Financial Dynamics
                  Rachel Albert
                  212-850-5600

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
                MOVADO GROUP, INC. REPORTS STRONG FOURTH QUARTER
                             AND FISCAL 2005 RESULTS

  ~ COMPANY POSTS DOUBLE DIGIT GAINS IN SALES AND PROFITS IN Q4 AND FULL YEAR ~


      PARAMUS, NJ - MARCH 23, 2005 -- MOVADO GROUP, INC. (NYSE: MOV), today announced results for the fourth quarter and fiscal year ended January 31, 2005.

FOURTH QUARTER FISCAL 2005
- Net sales for the quarter were $120.0 million, a 29.4% increase over last year. The acquisition of Ebel accounted for net sales of $17.3 million.
- Comparable store sales at the Company's Movado boutiques increased 2.9% on top of a 15.1% gain in the year-ago period.
-  Gross margin was 59.7% compared to 59.6% last year.
- Operating profit was $8.6 million and includes a $2.0 million non-cash impairment charge related to the Movado boutique in Soho in New York City, which the Company continues to operate. The Company determined that this charge was necessary as this location's performance never fully recovered from the economic impact of September 11, 2001.
- The Company recorded a lower than anticipated tax rate of 5.4% in the fourth quarter due to non-recurring favorable tax benefits including a retroactive favorable tax ruling and the tax benefit associated with the previously mentioned impairment charge.
-  Net income increased 16.4% to $7.2 million compared to $6.2 million last year.
- Earnings per diluted share increased to $0.28, or a 16.7% increase from $0.24 reported in the year-ago period. Fourth quarter earnings included a gain of $0.05 related to the aforementioned tax benefits and a
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   loss of $0.05 related to the previously cited impairment charge. Ebel was slightly accretive to earnings during the quarter.

FISCAL 2005 RESULTS
- Net sales increased 26.9% to $419.0 million versus net sales of $330.2 million last year. The acquisition of Ebel accounted for net sales of $45.4 million.
- Comparable store sales increased 11.2% at the Company's Movado boutiques on top of a 20.1% gain recorded last year.
-  Gross margin was 59.7% compared to 60.7% last year.
- Operating profit increased to $35.1 million and includes the previously mentioned $2.0 million impairment charge recorded in the fourth quarter of fiscal 2005.
- The Company recorded a lower than anticipated tax rate of 20.5% reflecting non-recurring favorable tax benefits including a retroactive favorable tax ruling and the benefit associated with the previously cited impairment charge recognized in the fourth quarter of fiscal 2005.
- Net income increased 15.1% to $26.3 million compared to $22.9 million last year.
- Earnings per diluted share increased 12.0% to $1.03 from $0.92 last year. Earnings results included a $0.03 gain associated with a favorable legal settlement recorded in the second quarter of fiscal 2005. Full year earnings also included a gain of $0.05 related to the aforementioned tax benefits and a loss of $0.05 related to the previously cited impairment charge, both recognized in the fourth quarter. Ebel was dilutive to full year earnings by $0.11 per share.

      Efraim Grinberg, President and Chief Executive Officer, stated, "Fiscal 2005 was an exciting year for Movado Group with significant accomplishments delivered across our organization. From a financial standpoint, we reported an excellent year with double digit growth in sales and profits, along with strong cash flow generation. Operationally, we integrated Ebel's worldwide business into Movado Group and began revitalizing its image as a premier global luxury brand, while keeping a steady focus on the disciplined execution of our base business. Strategically, we strengthened our brands' awareness and positioning in each segment of the market that we compete. Specifically, we continue to increase Movado's market share, strengthen Concord's international presence, grow our Coach and Tommy Hilfiger licensed businesses, and successfully reposition ESQ in the entry level Swiss watch category. We also enhanced our portfolio with the addition of the Hugo Boss watch license."

       Rick Cote, Executive Vice President and Chief Operating Officer, stated, "Building on our strong momentum, in fiscal 2006 we will continue to strengthen our brands with innovative new products and strong marketing support across our portfolio. On the international front, we have identified key target growth markets for each of our brands as we look to expand our portfolio globally. This year, we will prudently invest across our brands and businesses, both domestically and internationally, to take advantage of these opportunities."

      Movado Group currently anticipates fiscal 2006 earnings per share to range between $1.15 and $1.21 including an approximate $0.07 per diluted share expense related to the Company's equity compensation,
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which consists of both stock options and restricted stock. The Company plans to adopt SFAS 123R ("Accounting for Share-Based Payment") in the third quarter of fiscal 2006.

       The Company's management will host a conference call today, March 23, 2005 at 10:00 a.m. Eastern Time to discuss its fourth quarter and year-end financial results. A live broadcast of the call will be available on the Company's website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, manufactures, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger and Hugo Boss watches worldwide, and operates Movado boutiques and company stores in the United States.


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "projects," "may," "will," "should" and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: the Company's ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of Ebel without disruption to its other business activities, changes in consumer demand for the Company's products, risks relating to the retail industry, import restrictions, competition, seasonality and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

                               (Tables to follow)
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                               MOVADO GROUP, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)


                                              Three Months Ended         Twelve Months Ended
                                                 January 31,                 January 31,
                                                 -----------                 -----------
                                              2005          2004          2005          2004
                                              ----          ----          ----          ----
Net sales                                   $119,968      $ 92,732      $418,966      $330,214
Cost of sales                                 48,324        37,444       168,818       129,908
                                            --------      --------      --------      --------
Gross profit                                  71,644        55,288       250,148       200,306
Selling, general and
administrative expenses                       63,007        46,047       215,072       165,525
                                            --------      --------      --------      --------
Operating profit                               8,637         9,241        35,076        34,781
Income from litigation settlement, net            --            --         1,444            --
Interest expense                               1,050           672         3,430         3,044
                                            --------      --------      --------      --------
Income before income taxes                     7,587         8,569        33,090        31,737
Income tax                                       407         2,399         6,783         8,886
                                            --------      --------      --------      --------
Net income                                  $  7,180      $  6,170      $ 26,307      $ 22,851
                                            ========      ========      ========      ========
Net income per diluted share                $   0.28      $   0.24      $   1.03      $   0.92
Shares used in per share computation          25,828        25,364        25,583        24,877


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                               MOVADO GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)
                                   (Unaudited)


                                                    January 31,    January 31,
                                                        2005           2004
                                                        ----           ----
ASSETS
     Cash and cash equivalents                        $ 63,782      $ 82,083
     Trade receivables, net                            102,622        88,800
     Inventories                                       187,890       121,678
     Other                                              32,239        28,378
                                                      --------      --------
         Total current assets                          386,533       320,939
                                                      --------      --------
     Property, plant and equipment, net                 50,283        42,112
     Other assets                                       38,884        28,362
                                                      --------      --------
                                                      $475,700      $391,413
                                                      ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Loans payable to banks                           $      0      $      0
     Current portion of long-term debt                       0        10,000
     Accounts payable                                   38,488        23,631
     Accrued liabilities                                39,618        25,781
     Deferred and current taxes payable                  3,916        18,111
                                                      --------      --------
         Total current liabilities                      82,022        77,523
                                                      --------      --------
     Long-term debt                                     45,000        25,000
     Deferred and non-current income taxes              14,911         2,282
     Other liabilities                                  17,209        11,895
     Shareholders' equity                              316,558       274,713
                                                      --------      --------
                                                      $475,700      $391,413
                                                      ========      ========


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